Exhibit 3.73(a)
ARTICLES OF INCORPORATION
OF
USP NEWCO, INC.
ARTICLE I — NAME. The name of the corporation shall be: USP Newco. Inc.
ARTICLE II — PRINCIPAL OFFICE. The principal place of business and mailing address of this corporation shall be: 17103 Preston Road, Suite 200 North, Dallas, TX 75248.
ARTICLE III — SHARES. The number of shares of stock that this corporation is authorized to have outstanding at any one time is 1,000. Shares of stock of this corporation shall have a par value of $1.00 per share. All such shares are of one class and are shares of Common Stock.
ARTICLE IV — INITIAL AGENT AND STREET ADDRESS. The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE V — PURPOSE. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE VI — INCORPORATOR. The name and address of the incorporator to these Articles of Incorporation are:
Alex Bennett
17103 Preston Road, Suite 200 North
Dallas, TX 75248

/s/ Alex Bennett	November 23, 1999

Alex Bennett, Incorporator	Date

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 06:00 PM 11/29/1999
991508342 — 3132861

CERTIFICATE OF MERGER
OF
USP NORTH TEXAS, INC.
INTO
USP NEWCO, INC.
     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1.	That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

Name of Corporation	State of Incorporation

USP North Texas, Inc.	Texas
USP Newco, Inc.	Delaware
2.	That an Agreement and Plan of Reorganization (the “Merger Agreement”) between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of the State of Delaware and is attached hereto as Exhibit A.

3.	That the surviving corporation shall be USP Newco, Inc., and concurrent with the filing of this Certificate of Merger the surviving corporation shall change its name to USP North Texas, Inc.

4.	That the certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

5.	That the executed Merger Agreement is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 17103 Preston Road, Suite 200 North, Dallas, Texas 75248.

6.	That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 02:00 PM 12/16/1999
991543180 — 3132861

IN WITNESS WHEREOF, USP Newco, Inc. has caused this Certificate of Merger to be signed by its President on this 14th day of December, 1999.

USP Newco, Inc.
/s/ William H. Wilcox
William H. Wilcox, President

Exhibit A
AGREEMENT OF MERGER
OF
USP NEWCO, INC.
AND
USP NORTH TEXAS, INC.
          This Agreement of Merger (“Agreement”) is made and entered into as of this 14th day of December, 1999 by and between USP Newco, Inc., a Delaware corporation (“Newco”) and USP North Texas, Inc., a Texas corporation (“North Texas”).
1.	Newco is a Delaware corporation organized on November 29, 1999 and its authorized capital stock consists solely of 1,000 shares common stock, par value $0.01 per share, all of which are issued and outstanding. North Texas is a Texas corporation organized on December 10, 1998 and its authorized stock consists of 1,000,000 shares common stock, 1,000 of which are issued and outstanding.

2.	North Texas shall be merged into Newco and Newco shall be the surviving corporation in such merger (the “Merger”).

3.	Upon the Merger, each outstanding share of North Texas shall be converted into and exchanged for one share of common stock of Newco.

4.	The conversion of shares as provided by the Agreement shall occur automatically upon the effective date of the Merger without action by the holders thereof.

5.	Upon the Merger, the separate existence of North Texas shall cease and Newco shall succeed, without other transfer, to all rights and property of North Texas and shall be subject to all the debts and liabilities of North Texas in the same manner as if Newco had itself incurred them. All rights of creditors and all liens upon the property of each of Newco and North Texas shall be preserved unimpaired, provided that such liens upon the property of North Texas shall be limited to the property affected thereby immediately prior to the time the Merger is effective.

6.	The Certificate of Incorporation of Newco is not amended by the Merger, except that immediately following the effective time of the Merger, Newco shall change its name to USP North Texas, Inc.

7.	At any time, or from time to time, after the Merger, confirmatory deeds, assignments or other like instruments, when deemed advisable to evidence such transfer or vesting of any property, right, privilege or franchise in Newco, may be made and delivered in the name of North Texas by the last acting officers thereof, or by the corresponding officers of Newco.

8.	The effective date of the Merger is the date upon which a copy of this Agreement is filed with the Secretary of State of Delaware.

USP Newco, Inc.	USP North Texas, Inc.

/s/ William H. Wilcox	/s/ William H. Wilcox

William H. Wilcox, President	William H. Wilcox, President